Exhibit 10.1

January 30, 2020

Ames Flynn

Executive Vice President, Shared Services

Extended Stay America, Inc.

11525 N. Community House Road, Suite 100

Charlotte, NC 28277

Dear Ames:

Following up on our previous discussion regarding the elimination of the Executive Vice President, Shared Services, position this letter confirms the terms of your continued employment after your position is eliminated on January 31, 2020. By counter-signing below, you hereby resign from your position as Executive Vice President of Shared Services of Extended Stay America, Inc. and your officer positions in Extended Stay America, Inc. and ESH Hospitality, Inc.’s various subsidiaries. As of February 1, 2020, the following terms will become effective:

New Title	Advisor, reporting to Chief Information Officer. You will be an employee and not an independent contractor.

Length of Assignment	February 1, 2020 through February 28, 2020

Duties	Reasonable assistance and advice as needed and requested by Chief Information Officer to support transition.

Support	You may work remotely or at HSC at your discretion except as Chief Information Officer specifically requests when reasonably necessary.

Salary	You will continue to be paid your base salary at the annual rate of $436,720. You will be paid bi-weekly through ESA normal payroll process. Ordinary tax, benefit and other required payroll deductions and withholdings will continue to be taken through your employment period.

Benefits	You will continue to be eligible to participate in Company’s standard benefits program through your employment at a cost no greater than currently paid for such coverage. Upon termination, you are eligible to continue benefits coverage through COBRA. This coverage is available to you for up to 18 months.

Annual Incentive	You will be eligible for your bonus based on 2019 results as calculated under the Extended Stay America, Inc. Annual Incentive Plan.

Time and Performance RSUs	Restricted Share Units will continue to vest as scheduled per the terms of the 2017, 2018, and 2019 Long Term Incentive Plan Restricted Share Agreement.

Severance	At the end of your period of employment, as a result of your termination being a qualifying event, you will be entitled to the benefits under the Extended Stay America, Inc. Executive Severance Plan.

Release	At the end of your period of employment, you will execute a release as provided in Extended Stay America, Inc. Executive Severance Plan.

Please sign below to reflect your agreement to the terms outlined in this memorandum and return to my attention.

Sincerely,

/s/ Kevin A. Henry

Kevin Henry

Chief Human Resource Officer

Accepted and agreed

/s/ Ames Flynn
Ames Flynn
Date: 1/30/20